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                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


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                          NORTHFIELD LABORATORIES INC.

                (Name of Registrant as Specified in its Charter)

                                C. ROBERT COATES
                                ----------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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     3)     Filing Party: C. Robert Coates
     4)     Date Filed: July 31, 2002


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Press Release

SOURCE:  C. Robert Coates

Northfield Laboratories Sends 'Mixed Message' by Rehiring DeWoskin; Coates, Williams Vow to Continue Fight as Independent Director Candidates

LAKE FOREST, Ill., July 31 - C. Robert Coates and Bert R. Williams III said the resignation of Richard E. DeWoskin as chairman and chief executive officer at Northfield Laboratories, Inc.(NASDAQ: NFLD) sent a mixed message when the company turned around and retained him as a consultant earning an even higher salary.

"The management shakeup was a good first step, but keeping DeWoskin on as an active participant will encumber attempts by Northfield to reshape its priorities," said the two independent candidates seeking seats on the board of the Evanston, Ill.-based medical research company. They vowed to press ahead with their proxy fight.

Coates said DeWoskin's resignation directly reflected shareholder displeasure with his performance, mounting concerns about the company's plummeting stock price and the refusal by the FDA to even review Northfield's application for its developmental blood-substitute product, PolyHeme.

Through December, 2004, Northfield will pay DeWoskin $26,962 a month in consulting fees, an amount higher than his previous base salary of $23,640 a month, the company disclosed in a Schedule 14A filing. After 2004 DeWoskin and Northfield may continue this compensation by mutual agreement.

"Big bucks for no well-defined duties or hours. What a deal directors cut for DeWoskin," Coates observed. The compensation committee, made up of directors Bruce Chelberg and Jack Olshansky, also noted that as part of DeWoskin's separation agreement he remains entitled to receive a $278,048 bonus if Northfield receives federal approval for commercial sale in the United States of PolyHeme by year end 2004.

"Northfield's lackluster performance in the stock market reflects its indecisiveness," Coates said. "And when the stock jumped last week on the management shakeup, nearly doubling, that sent a clear message that DeWoskin's presence was worth less than nothing," Coates said.

Coates and Williams derived a sense of deja vu from goals announced by DeWoskin's successor, Dr. Steven A. Gould, one of Northfield's founders and president. Among those priorities were to jump start necessary approvals for the company's PolyHeme, to nail down a partnership with a major pharmaceutical company and to elevate Northfield's profile with investors. "It looks like Northfield's directors copied our plan for the company almost word for word. Now they need to implement this plan," said Coates. "The only assurance that they will do so is our proxy contest. We will continue our campaign."

Coates blasted Northfield's "so-called nominating committee" which totally ignored Williams' credentials and opted for their own hand-picked candidates. Williams, who was never interviewed by Northfield's directors, said he brings to the table 20 years of experience in the medical industry. "I know what marketing is about and I know what the FDA is all about," he said, adding, "You look at the company and where it's at. Look at its moves, both in the past and recently, and as a shareholder you must ask yourself: Why do we allow it to continue?"

Coates called the nominating process a "charade conducted in a desperate attempt to keep shareholders from having true independent representation."

"Northfield Laboratories needs a blood substitute of its own because the company has bled so much talent in past years," said Coates, adding "And it also needs new blood on its board - directors that are truly accountable."

He questioned the independence of a board-nominated candidate like Dr. Paul M. Ness, a professor of pathology, medicine and oncology at Johns Hopkins University School of Medicine, noting that Ness is on record for receiving $80,000 in consulting fees from Northfield during the latest fiscal year and will continue receiving consulting fees even when he serves on the board. "This totally compromises one's job as an independent director. You can't have it both ways," said Coates.

Similarly, the nomination of John F. Bierbaum, executive vice president of PepsiAmericas Inc., amounts to overkill.

If both Bierbaum and current director Bruce Chelberg, who is chairman emeritus of Whitman Corp., were to serve on Northfield's board, that would give Pepsi interests "two seats at the table," said Coates. (PepsiAmericas was created through the merger of the former PepsiAmericas with Whitman in 2000.) Under that scenario Pepsi, which owns 10.5 percent of the outstanding shares, would control 25 percent of the board of directors. "Clearly, that's out of balance," said Coates, urging that "one of the two of them should step aside for a more independent shareholder representative."

Coates said, "Like the other incumbent directors, Mr. Chelberg has already demonstrated his inability to advance this company. Mr. Bierbaum appears fully capable of leading and representing the interests of PepsiAmericas, while Mr. Chelberg would simply be 'just another passenger on the train'."

Coates said shareholder support of his campaign has "spurred on directors to finally take action to increase Northfield's share price and gain approval of the company's life-saving product. Dick DeWoskin's resignation appeared to be an important first step. However, the consulting agreement now makes it look like he may actually stay on, hiding behind the curtain and continuing to pull all of the strings at Northfield."

Contact information

If you are a shareholder and have any comments, suggestions or questions, please call Simon Goldberg of The Robert Coates Group at 1-800-295-0841, extension 240 or e-mail us at <sgoldberg@rcoates.com>.

SOURCE:  C. Robert Coates